EXHIBIT 99.1

TOR Minerals International to Report First Quarter 2009 Financial Results

CORPUS CHRISTI, Texas, May 8, 2009 - TOR Minerals International (NASDAQ: TORM) announced today that it will release first quarter 2009 earnings results after the markets close on Tuesday, May 12, 2009.

A webcast discussing the first quarter 2009 results will be accessible immediately following the earnings release via the News section of the Company's website, http://www.torminerals.com.  The webcast will be led by Dr. Olaf Karasch, President and CEO, of TOR Minerals.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

Contact for Further Information
Dave Mossberg
Three Point Advisors, LLC
817 310-0051